Exhibit 10.1

SEPARATION AGREEMENT & RELEASE

July 19, 2023

Babak Azad

Dear Babak,
As discussed, your last day of employment with GoodRx, Inc. (“GoodRx” or the “Company”) was July 7, 2023 (the “Separation Date”).
    This letter confirms the agreement (this “Agreement”) between you and the Company, on behalf of itself, its parent, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively the “Company Group”), concerning the terms of a severance payment in exchange for a release of claims and certain obligations.
1.All Wages Paid. You acknowledge the Company has paid all wages, salary, earned commissions, bonuses, and any other compensation due to you through the Separation Date, except that your final payroll check may be provided on the next regularly scheduled payday after your Separation Date or in accordance with applicable legal requirements.

2.Severance. As consideration of your execution and non-revocation of this Agreement and your representation, which you make by executing this Agreement, that you have not at any time breached any provision of this Agreement or your Proprietary Information and Invention Assignment Agreement (the “PIIA” attached hereto as Exhibit A), including Section 12 below (the “Release of Claims”), the Company will pay you within 14 days of the Effective Date, as defined below, a lump sum payment of $205,000.00, less all relevant taxes and withholdings (“Severance Payment”). By signing below, you acknowledge that the Company does not owe you any other amounts.
3.Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. As additional consideration for signing the Release of Claims, GoodRx agrees to cover nine (9) months of out-of-pocket expenses for COBRA, should you elect COBRA coverage. GoodRx will send you additional information on insurance coverage continuation.
4.Outplacement Services. As additional consideration for signing the Release of Claims, the Company agrees to provide you with six (6) months of outplacement services through a third-party outplacement firm, which includes job search and interview coaching as well as resume and cover letter assistance.

5.Equity. As additional consideration for your execution and non-revocation of the Release of Claims herein, upon the Effective Date (defined below):
(a) all remaining 50,000 option shares (“accelerated option shares”) of GoodRx

Holdings, Inc. granted to you under the GoodRx Holdings, Inc. 2015 Equity Incentive Plan (“2015 Plan”) will immediately vest, regardless of any language in the 2015 Plan or option agreement(s) that may provide otherwise; and
(b) 20,402 RSUs subject to vesting on September 8, 2023, which were granted to you under the GoodRx Holdings, Inc. 2020 Equity Incentive Plan, will immediately vest, regardless of any existing language in the 2020 Plan or RSU agreement(s) that may provide otherwise.

Further, upon the execution of this Agreement by all signatories, you will be granted an extension of up to six (6) months after your Separation Date to exercise any vested, unexercised option shares granted to you under the 2015 Plan, regardless of any language in the Plan or option agreement(s) that may specify a shorter exercise period. To the extent that you do not exercise such options by the end of this 6-month period, all remaining vested but unexercised option shares will be canceled, and all option agreements will terminate.

Other than as set forth in this Paragraph 5, and aside from the 44,005.000 shares of Company stock that you currently own outright, you acknowledge that you have no other rights, title or interest in any other options or shares of capital stock of the Company or GoodRx Holdings, Inc. or other securities therein and no other rights to purchase any such securities.

By executing this Agreement, the Company and GoodRx Holdings, Inc. hereby represent that this Agreement, including without limitation the terms of this Section 5, has been approved by the Compensation Committee and the Board of Directors, along with any other persons or entities whose approval may be necessary to give meaningful effect to the terms of this Section 5.

6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. You acknowledge that the payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, bonus pay, profit-sharing, stock options, termination benefits, or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.
7.Expense Reimbursements. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.Return of Company Property. You hereby confirm that you have returned to the Company, all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof). This provision excludes any Company property that you have been expressly permitted to keep at no cost or have purchased from the Company.

9.Confidentiality Obligations. You acknowledge your continuing obligations, to the fullest extent permitted by law, under the PIIA, which agreement survives termination of your employment and the mutual release of claims provided for in Section 12 of this Agreement. A copy of the PIIA is attached hereto as Exhibit A.
10.Confidentiality of Agreement. Unless otherwise set forth herein, the provisions of this Agreement shall be held in confidence by you and shall not be publicized or disclosed in any manner; provided, however, that you may disclose this Agreement to your spouse, attorney, accountant, tax preparer and financial advisor subject to their agreement to maintain its confidentiality. This paragraph does not prohibit you from complying with any law or order, provided that such compliance does not exceed that required by the law or order.

11.Non-Disparagement.

(a) Azad Non-Disparagement. You agree that you shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, disparaging, or maliciously false remarks, comments, or statements regarding the Company or its businesses, parents, subsidiaries, affiliates, or any of their officers, directors, and employees. This section does not prohibit you from exercising any protected rights to the extent such rights cannot be waived by agreement or complying with any applicable law, regulation, or order, provided that such compliance does not exceed that required by the law, regulation, or order. Nothing in this Agreement prevents you from discussing or disclosing truthful information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct or employment practices that you have reason to believe is unlawful.

(2)Company Non-Disparagement. The Company agrees that it will instruct each member of the ND Group (as defined below) not to, while they are employed by the Company, make, publish, or communicate to any person or entity or in any public forum any defamatory, disparaging, or maliciously false remarks, comments, or statements regarding you or Round 2 Ventures, LLC. This section does not prohibit the Company or the ND Group from exercising any protected rights to the extent such rights cannot be waived by agreement or complying with any applicable law, regulation, or order, provided that such compliance does not exceed that required by the law, regulation, or order. Nothing in this Agreement prevents the Company or members of the ND Group from discussing or disclosing truthful information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct or employment practices that they have reason to believe is unlawful. For the purposes of this section, the term “ND Group” shall mean and include the following individuals: Aaron Crittenden, Andrew Slutsky, Bansi Nagji, Doug Hirsch, Gracye Cheng, Justin Fengler, Karsten Voermann, Mark Hull, Nitin Shingate, Raj Beri, Roger Smith, Scott Wagner, Trevor Bezdek, and Vina Leite.

12.Mutual Release of Claims.
(a)Azad Release of Claims. You acknowledge that you have not filed any claims, complaints, or actions of any kind against the Company Group with any federal, state, or local court or government or administrative agency and, to the extent you have filed such claims, complaints, or actions, you agree to immediately dismiss and terminate them with prejudice. In exchange for the consideration provided in this Agreement, you and your agents and representatives hereby release, acquit and forever discharge the Company Group, their parents and subsidiaries, and their respective officers, directors, owners, agents, servants, employees, attorneys, stockholders, successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, or conduct at any time prior to and including the Effective Date (as defined below), including but not limited to all such claims and demands directly or indirectly arising out of or in any way connected with the Company or GoodRx Holdings, Inc. (other than your rights under this Agreement and the other agreements that survive this release pursuant to the terms of this Agreement) or termination of your employment, including, but not limited to: (a) any and all claims under any federal, state or local law, statute, or cause of action including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees, the Americans with Disabilities Act of 1990 (ADA), the Equal Pay Act, the Family and Medical Leave (FMLA) Act, the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), and the Fair Labor Standards Act (FLSA), all including any amendments and their respective implementing regulations; the California Fair Employment and Housing Act, as amended, and comparable state discrimination statutes; and any other federal, state, local or foreign law that may legally be waived and released; (b) all claims for compensation of any type whatsoever that may be legally waived, including salary, wages, bonuses, and commissions; and (c) any and all claims arising under tort, contract, and quasi-contract law; wrongful discharge; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
Excluded from this Release are any claims that by law cannot be waived in a private agreement between an employer and employee. Moreover, this Agreement does not prohibit you from: (1) filing a charge or participating in an investigation with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or other administrative agency charged with enforcement of any laws; (2) exercising any protected rights, to the extent such rights cannot be waived by agreement; (3) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination or any other conduct or employment practice that you have reason to believe is unlawful; or (4) complying with any applicable law, regulation, or order, provided that such compliance does not exceed that required by the law, regulation, or order. You do agree, however, that by signing this Release you waive your right to monetary or other recovery in any claim brought by you or on your behalf by the EEOC or other similar administrative agency.

(b)Company Release of Claims. The Company and GoodRx Holdings, Inc., each on behalf of itself, its parent, subsidiaries, and other corporate affiliates (the “Company Releasors” and each a “Company Releasor”) acknowledge that they, and each Company Releasor, have not filed any claims, complaints, or actions of any kind against you with any federal, state, or local court or government or administrative agency and, to the extent any Company Releasor has filed any such claims, complaints, or actions, the applicable Company Releasor agrees to immediately dismiss and terminate them with prejudice. In exchange for the Employee’s waiver and release of claims against the Company Group, each of the Company Releasors and each of their agents and representatives hereby release, acquit, and forever discharge you and Round 2 Ventures, LLC, and your and its respective officers, directors, owners, agents, servants, employees, attorneys, stockholders, members, successors, assigns, and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities (except as provided herein), and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, or conduct at any time prior to and including the Effective Date (as defined below), including but not limited to all such claims and demands directly or indirectly arising out of or in any way connected with your conduct while an employee of or independent contractor for the Company or GoodRx Holdings, Inc. (other than the Company Group’s rights under this Agreement and the other agreements that survive this release pursuant to the terms of this Agreement).

Excluded from this release of claims are any claims that by law cannot be waived in a private agreement between an employer and employee. Moreover, this Agreement does not prohibit the Company Group from complying with any applicable law, regulation, or order, provided such compliance does not exceed that required by the law, regulation, or order.
13.Unknown Claims Waiver. THE PARTIES TO THIS AGREEMENT UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You and the Company Group representatives executing this Agreement each acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Each party to this Agreement hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the releases of claims provided for in this Agreement.
14.ADEA Waiver. In further consideration of the payments and benefits provided in this Agreement, you acknowledge that you are knowingly and voluntarily waiving and releasing the Company Group from any claims, whether known or unknown, through the execution date of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. You further acknowledge that you have been advised by this writing and agree that:

(a)you have carefully read and fully understand the provisions of this Agreement;
(b)you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you were otherwise entitled;
(c)you have been advised in writing to consult with an attorney of your choosing and consulted with such counsel or decided not to consult with counsel prior to signing;
(d)you have been given at least 21 days to consider the terms of this Agreement;
(e)you have (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation by letter on or before the 7th day to the General Counsel of GoodRx at 2701 W. Olympic Blvd., Santa Monica, CA 90404;
(f)you are freely, knowingly, and voluntarily agreeing to all of the terms and conditions set forth in the agreement, including the waiver and release contained in it, and you agree to be legally bound by the Agreement; and
(g)you understand that your waiver and release contained in this paragraph do not apply to any rights or claims that may arise after your signing of this Agreement.

15.Effective Date. This Agreement shall not become effective or enforceable for a period of seven (7) days from the date of your execution of this Agreement. During this seven (7) day period, you have the right to revoke this Agreement. To revoke this Agreement, you must send a written letter to the General Counsel of GoodRx, 2701 W. Olympic Blvd., Santa Monica, CA 90404, which must be received by the Company on or before the 7th day after your execution. Upon revocation, this Agreement will be null and void. If this Agreement is not revoked during this seven (7) day period, this Agreement shall be effective on the 8th day following the date of your execution of this Agreement (the “Effective Date”).
16.Indemnification Obligations. Notwithstanding the Mutual Release of Claims set forth above, the Parties agree that the Indemnification Agreement between you and GoodRx Holdings, Inc., dated September 20, 2020, and attached hereto as Exhibit B (the “Indemnity”), shall remain in effect and survive the termination of your employment and the Release of Claims provided for in this Agreement only to the extent expressly set forth in Paragraph 10 (“Duration”) of the Indemnity. For the avoidance of doubt, the Parties (including GoodRx and GoodRx Holdings, Inc.), agree that the lawsuit entitled Doe, et al., v. GoodRx Holdings, Inc., et al., United States District Court for the Northern District of California Case No. 3:23-cv-00501-AMO (the “Pending Lawsuit”), is a “Proceeding” as that term is defined in the Indemnity. Further, notwithstanding any language in the Indemnity to the contrary, the Parties agree that the Indemnity shall apply to Round 2 Ventures only to the extent that work for GoodRx by Round 2 Ventures becomes relevant to or requires your participation in the Pending Lawsuit.

17.Voluntary Execution. You execute this Agreement voluntarily with the full intent of releasing all claims and without any duress or undue influence on the part of the Company. You acknowledge that (a) you have read this Agreement, (b) you have been advised of your right to consult with an attorney before signing this Agreement and have been given at least 21 days to do so, but you may sign sooner if desired, (c) you understand the terms and consequences of this Agreement and of the releases it contains, and (d) you are fully aware of the legal and binding effect of this Agreement.
18.Arbitration. If you and the Company are parties to an Arbitration Agreement or other agreement to arbitrate (“AA”), the AA survives this Agreement, will continue to apply in full force and effect, and will govern any and all claims or disputes arising out of or related to this Agreement. The AA is incorporated by reference into this Agreement. If you and the Company are not parties to an AA or such AA is deemed unenforceable, invalid, or inapplicable, you and the Company agree to the following Arbitration Agreement:
“ARBITRATION AGREEMENT”: THE COMPANY AND EMPLOYEE MUTUALLY AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS ARBITRATION AGREEMENT, ANY AND ALL CLAIMS OR DISPUTES, PAST, PRESENT, AND FUTURE, ARISING OUT OF OR RELATED TO: (i) THIS AGREEMENT, (ii) ANY OTHER AGREEMENT BETWEEN US, OR (iii) EMPLOYEE’S EMPLOYMENT AND SEPARATION OF EMPLOYMENT WITH THE COMPANY, WILL BE DECIDED BY A SINGLE ARBITRATOR THROUGH FINAL AND BINDING ARBITRATION AND NOT BY A JUDGE OR JURY, under the JAMS employment arbitration rules in effect at the time any dispute is filed (“JAMS Rules”), which are available on the internet at www.jamsadr.com. Covered disputes will be decided by mutual, binding and individual arbitration. The parties agree the Federal Arbitration Act (“FAA”) (9 U.S.C. § 1 et seq.) applies to and governs this Arbitration Agreement, which evidences a transaction involving commerce. The arbitrator (who must be a retired judge from any jurisdiction) will be selected as follows: JAMS will give each party a list of eleven (11) arbitrators drawn from its panel of arbitrators, from which the parties will strike alternately by telephone conference administered by JAMS, with the party to strike first to be determined by a coin toss conducted by JAMS, until only one name remains. If the individual selected cannot serve, JAMS will issue another list of eleven (11) arbitrators and repeat the alternate striking selection process.
The Company and you waive any right for any dispute to be brought, heard, decided, or arbitrated as a class action, collective action, and/or consolidated action and the arbitrator will have no authority to preside over any class, collective, and/or consolidated action (“Class Action Waiver”). You and the Company agree to arbitrate California Private Attorneys General Act (“PAGA”) claims on an individual basis only. Therefore, any claim by you under PAGA to recover your unpaid wages, civil penalties, or other individual relief must be arbitrated under this Arbitration Agreement. The arbitrator is without authority to preside over any PAGA claim by you on behalf of any other person or joined or consolidated with another person’s or entity’s PAGA claim. This “PAGA Individual Action Requirement” clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the PAGA Individual Action Requirement that is enforceable will be enforced in arbitration. Except as it otherwise provides, this Arbitration Agreement applies, without limitation, to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Pregnancy Discrimination Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, Older Workers Benefits Protection Act of 1990, the Fair Credit Reporting Act, the Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act, and any other federal, state or local statutes, if any, addressing the same or similar subjects. The Company and you also agree that any dispute regarding the interpretation, applicability, or enforceability of the Agreement and this Arbitration Agreement, including, but not limited to, any claim that all or any part of this Arbitration Agreement is void or voidable will also be resolved by an arbitrator—and not the court. The preceding sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class Action Waiver and/or PAGA Individual Action Requirement, and regardless of anything else in this Arbitration Agreement and/or the JAMS Rules that now apply or any amendments and/or modifications to those rules, any claim that all or part of the Class Action Waiver or PAGA Individual Action Requirement is invalid, unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an arbitrator.
In all cases where required by applicable law, the Company agrees to pay the fees and costs of arbitration pursuant to the JAMS Rules and applicable law, except for each party’s respective filing fee. Each party will pay for its own costs and attorneys’ fees, if any, except that the arbitrator may award reasonable fees to the prevailing party as provided by law and this Agreement. The arbitrator will resolve any disputes regarding costs/fees associated with arbitration. This Arbitration Agreement does not cover: (1) claims for workers’ compensation benefits, state disability insurance, or unemployment insurance benefits, and (2) disputes that may not be subject to arbitration or pre-dispute arbitration agreement under a controlling federal statute, including, without limitation claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at Employee’s election). The Company or Employee may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in arbitration.

Nothing in this Arbitration Agreement in any way affects or impacts the releases in the Agreement (including without limitation, the ADEA Waiver and the Release of Claims paragraphs), which shall be enforced pursuant to the terms of the Agreement and to the maximum extent permitted by applicable law.

19.No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or analogous or similar state laws or regulations.
20.Entire Agreement. Unless specifically provided herein, this Agreement and the agreements referred to herein constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of you, the Company and GoodRx Holdings, Inc., and inure to the benefit of you, the Company, GoodRx Holdings, Inc. and all of their heirs, successors and assigns.
21.Miscellaneous. You acknowledge and agree to all of the following terms:
(a)If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the parties so as to be rendered enforceable.
(b)Except for the Arbitration Agreement, which is governed by the Federal Arbitration Act, this Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
(c)The parties agree that facsimile signatures are deemed to be originals, that this Agreement may be executed in counterparts and that each facsimile or counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
(d)Each party will bear its own costs, expenses, and attorneys’ fees arising out of or in any way related to this Agreement, except that if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs, and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

If this Agreement is acceptable to you, please sign below and return the original to me no later than 5:00 pm Pacific Time on August 9, 2023. If you do not return the signed Agreement to me by this date and time, this Agreement will be automatically withdrawn and invalid.
SIGNATURE PAGE FOLLOWS

Sincerely,

GOODRX, INC.

By:	/s/Vina Leite	Dated: 7/26/2023
Vina Leite, Chief People Officer

GOODRX HOLDINGS, INC.

By:	/s/Vina Leite	Dated: 7/26/2023
Name:	Vina Leite
Title	Chief People Officer

Agreed and Accepted
I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS AGREEMENT; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO EACH OF THEM; AND I INTEND TO BE LEGALLY BOUND BY THIS AGREEMENT.

Dated:	7/25/2023	By:	/s/Babak Azad-Tatari
		Print Name:	Babak Azad-Tatari

EXHIBIT A
Proprietary Information and Invention Assignment Agreement

EXHIBIT B
Indemnification Agreement